EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 19, 2010 relating to the financial statements and financial highlights which appear in the June 30, 2010 Annual Reports to Shareholders of the American Century Global Gold Fund, Income & Growth Fund, Equity Growth Fund, NT Equity Growth Fund, Utilities Fund, Small Company Fund, NT Small Company Fund, Disciplined Growth Fund, International Core Equity Fund, Long-Short Market Neutral Fund, and Strategic Inflation Opportunities Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
October 25, 2010